                                                                  EXHIBIT 10.1.3


                             MEMORANDUM OF AGREEMENT



                  THIS AGREEMENT made as of the 7th day of January, 1998, between GENEREX PHARMACEUTICALS INC., an Ontario corporation, GHI, INC. ("GHI"), a Turks and Cacos corporation, GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation, DR. PANKAJ MODI ("Modi"), an individual, and GALAXY TECHNOLOGY, CANADA ("Galaxy"), a proprietorship of Modi's.

                  WHEREAS, Modi was engaged by Generex Pharmaceuticals, Inc. ("GPI") to provide certain services to GPI in connection with its research and development initiatives pursuant to a Consulting Agreement made as of the 1st day of October, 1996 (the "Consulting Agreement") between CPI and Modi; and

                  WHEREAS, pursuant to an Assignment and Assumption Agreement made as of the 1st day of October, 1997 (the "Assignment and Assumption Agreement"), Modi assigned to GPI all of his rights, title and interests in and to certain drug delivery systems and the intellectual property associated therewith (collectively, the "Technology") and, in that regard, has executed and delivered to GPI a number of related specific assignments (the "Specific Assignments"); and

                  WHEREAS, in connection with the execution of the Consulting Agreement and Assignment of certain technology to GPI, Modi received shares of GPI common stock, which shares were held of record by GHI for Modi's benefit, and subsequently exchanged by GHI for shares of Generex Biotechnology corporation ("GBC"); and

                  WHEREAS, GBC now owns 100% of the outstanding capital stock of GPI; and

                  WHEREAS, Modi owns and controls Galaxy; and

                  WHEREAS, Modi has approached management of GPI and GBC, and indicated that he executed and delivered the Consulting Agreement, Assignment and Assumption Agreement and the Specific Assignments because he had satisfied himself that E. Mark Perri, the current Chairman of the Board of GPI, Anna E. Gluskin, the current President of GPI, and Rose C. Perri (collectively, the "Management Group"), the founders and directing mind and will of GPI and the individuals who currently manage or supervise the management of the business and affairs of GPI, had the requisite skills, motivation and vision to make the Technology a medical and commercial success on a worldwide basis, and in reliance upon their representations to him that he would have a central role in the ongoing research and development of the Technology; and

                  WHEREAS, Modi considers that his and the Management Group's continued involvement is crucial to the successful development of the Technology and the successful commercial marketing and sale of products employing the Technology ("Technology Products"); and

                  WHEREAS, Modi has advised GPI that he intends to exercise his right to terminate the Consulting Agreement in the absence of agreements and procedures that will assure the continued involvement of Modi and the Management Group in the development of the Technology and, ultimately, the manufacture of Technology Products; and

                  WHEREAS, GPI and GBC consider that the continued involvement and dedication of Modi is crucial to the successful creation and implementation of the research and development initiatives required to create commercially viable Technology Products;

                  NOW, THEREFORE, in consideration of Modi's continued support of GPI and the Technology pursuant to the Consulting Agreement and for other good and valuable consideration, the parties agree as follows:

                  1. Extension of Terms of Consulting Agreement. The Consulting Agreement is hereby extended to and including December 31, 2004, and paragraph 5 of the Consulting Agreement is amended accordingly. During the term of the Consulting Agreement, Modi shall have the title of Vice President, Research and Development of GPI and of GBC.

                  2. Compensation. Modi's annual fee for services is increased to $132,000 (CDN) per year, payable in equal monthly installments of $11,000, effective as of the earlier of (a) first day of the first month following the date that GPI and GBC, collectively, receive additional equity capital of $2,000,000 (US) or more, or (b) April 1, 1998.

                  3. Revisions of Section 7 of Consulting Agreement. Section 7 of the Consulting Agreement is amended and restated in its entirety to provide the following:

         7. Termination

            This Agreement shall terminate upon the death of the Consultant or declaration by a court of competent jurisdiction that the Consultant is a mentally incompetent person or incapable of handling his affairs due to mental incompetence, and may be terminated:

            (a) at any time by mutual agreement of the Corporation and the Consultant in writing;

            (b) by Consultant at any time after January 1, 2001, upon twelve
            (12) months notice;

            (c) by the Corporation for just cause at any time by giving thirty
            (30) days written notice thereof to the Consultant. As used herein, the term "just cause" shall mean and be limited to:

                  (i) a material breach of trust by the Consultant which causes or threatens serious injury to the Corporation;

                  (ii) gross negligence or incompetence on the part of the
            Consultant;

                  (iii) a material breach of any provision of this Agreement by the Consultant;

                  (iv) inability of the Consultant as a result of a bona fide illness, physical or mental, to attend to his duties hereunder for a period of twenty-four (24) consecutive weeks, which period shall be deemed to commence with such inability and shall continue until the Consultant is once again able to attend to his duties hereunder on a regular basis;

                  (v) disobedience or intentional neglect by the Consultant of any written directive of the Chief Executive Officer of the Corporation which is neither inconsistent with Consultant's duties, authority or rights under this or any other agreement between Consultant and the Corporation, nor outside the scope of his normal duties as Vice President, Research and Development; or

                  (vi) any action by the Consultant taken with the intent to materially and adversely affect a material interest of the Corporation.

         4. Consent Required. During the term of the Consultant Agreement, neither GPI nor GBC, without first consulting with Modi and obtaining his express consent or approval, which consent or approval shall not be withheld by Dr. Modi unreasonably, shall do any of the following or suffer or permit any affiliate of theirs or any other person to do any of the following:

                  (a) Publish any papers or otherwise make any public disclosure of previously unpublished research, formulations, test results or other confidential and/or proprietary data relating to the Technology; or

                  (b) Enter into a contract for the manufacture of Technology Products, or components of Technology Products; or

                  (c) License any other person or entity to use the Technology.

                  For purposes hereof, in determining whether or not withholding consent to any of the foregoing actions is unreasonable, among the factors that shall be considered, in the case of (a), are the possible injury to the Corporation and/or the Corporation's research and development program and, in the case of (b) and (c), the commercial and scientific reputation and expertise and financial strength of a prospective manufacturer or licensee.

         5. Election of Modi as a Director. So long as the Consulting Agreement is in force, GPI and GBC shall use their best efforts to cause Modi to be nominated for election and elected a director of both GPI and GBC.

         6. Issuance of Special Voting Rights Preferred Stock. Simultaneously with the execution and delivery of this Agreement, and in consideration of his execution of this Agreement and the sum of $100.00 (US), receipt of which is acknowledged, GBC shall issue and deliver to Modi one thousand (1,000) shares of GBC's Special Voting Rights Preferred Stock (the "SVR Preferred"), the special voting and other rights of which are set forth in the form of "Designation of Special Voting Rights Preferred Stock" attached hereto as Exhibit "A". So long as the SVR Preferred is outstanding, GBC shall not issue any shares of capital stock or take any other corporate actions which would limit or interfere with the exercise of the voting rights of holders of SVR Preferred.

         7. Reimbursement for Prior Costs Incurred. GPI shall pay $150,000 (CDN) to Modi to reimburse Modi for costs previously incurred by him in connection with preparation and filing of patent applications and conducting of tests and clinical trials relating to the Technology. This amount shall be paid in three $50,000 installments on March 31, 1998, June 30, 1998 and September 30, 1998.

         8. Counsel for the Transaction. (a) each of the parties hereto has requested Joseph Chicco ("Chicco") of the firm Connolly Epstein Chicco Foxman Engelmyer & Ewing, Philadelphia, PA, to represent him/it in connection with the preparation and execution of this Memorandum of Agreement. Each of the parties understands that Chicco represents GPI and GBC in matters wholly unrelated to this transaction, but that the business of GPI and GPC is materially dependent on Modi's research and inventions. The parties understand that, with respect to the transactions contemplated by this Memorandum of Agreement, no communications to Chicco by a party shall be considered confidential so as to preclude disclosure to other parties, and the parties acknowledge that Chicco has advised them that he may communicate information obtained from one party to one or more other parties, and will communicate all such information received to another party upon its request. The parties understand that, in this capacity, Chicco cannot be an advocate for his or its interest against the interest of one or more of the other parties. Rather , his role shall be to advise each party on the effect and meaning of various terms that may be proposed by one or more of the parties, and to attempt to mediate and facilitate a resolution of any disputed proposals. Chicco's fees and expenses in connection with this representation shall be paid by GBC.

         (b) Each of the parties waives all real and potential conflicts of interests that arise out of Chicco's multiple representation of the parties in this transaction.

         9. GBC Common Stock. GHI presently owns 8,688,427 shares of GBC Common Stock. GHI and each of the other parties hereto acknowledge that 3,095,238 of such shares (the "Modi Shares") are held in trust for Modi. At Modi's request, record ownership of the Modi Shares shall be transferred to Modi or his nominee by GHI.

         10. Galaxy. All assignments of Technology heretofore made by Modi are intended to include all rights, title and interest of Galaxy in and to such Technology.

         11. Governing Law. This Memorandum of Agreement shall be governed by the laws of the Province of Ontario and of Canada applicable therein, and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario, except that the parties' rights and obligations with respect to paragraph 6 above shall be governed by the laws of the State of Delaware.

         12. Assignment. The benefits of this Memorandum of Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the others, but this Agreement nevertheless shall be binding upon the parties, their respective heirs, legal personal representatives, successors and permitted assigns.

         IN WITNESS WHEREOF, the parties have executive and delivered this Memorandum of Agreement as of the date first written above.

Witness:

         S/                                                   S/Pankaj Modi
------------------------------------                 --------------------------------------------
                                                     Pankaj Modi, individually and on behalf
                                                     Of Galaxy Technology, Canada

                                                     GENEREX PHARMACEUTICALS INC.


                                                     Per:     S/Anna E. Gluskin
                                                         ----------------------------------------
                                                              Anna E. Gluskin, President


                                                     Per:     S/E. Mark Perri
                                                         ----------------------------------------
                                                              E. Mark Perri, Chairman

                                                     GENEREX BIOTECHNOLOGY CORP.


                                                     Per:     S/Anna E. Gluskin
                                                         ----------------------------------------
                                                              Anna E. Gluskin, President


                                                     Per:     S/E. Mark Perri
                                                         ----------------------------------------
                                                              E. Mark Perri, Chairman


                                                     GHI, INC.


                                                     Per:     S/Anna E. Gluskin
                                                         ----------------------------------------
                                                              Anna E. Gluskin, President


                                                     Per:     S/E. Mark Perri
                                                         ----------------------------------------
                                                              E. Mark Perri, Chairman

